Exhibit 99.1

Adolor Corporation Announces Appointment of David M. Madden as Chairman of the Board

EXTON, Pa., May 31 /PRNewswire-FirstCall/ — Adolor Corporation (Nasdaq: ADLR) announced today that David M. Madden has been appointed Chairman of its Board of Directors, a newly created position. Mr. Madden has served as a Director of Adolor since January 2000 and is currently the Chair of the Audit Committee.

“David has a wealth of finance, pharmaceutical and business operations experience,” said Bruce A. Peacock, president and chief executive officer of Adolor. “His commitment to Adolor is significant and I am delighted with his appointment. The board and Adolor will be well served by his leadership.”

Mr. Madden is a founder and principal with Narrow River Management, LP, an investment management company with a focus on equity investments in the emerging pharmaceutical industry. Previously, Mr. Madden was co-chief executive officer of Royalty Pharma A.G., a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products and managing member of its predecessor, Pharmaceutical Partners, LLC. Mr. Madden was president and chief executive officer and a director of Selectide Corporation, a development stage pharmaceutical company that was acquired by Marion Merrill Dow in 1995. Mr. Madden has an M.B.A. from Columbia University.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg(R) (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit http://www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.

Further information about relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

SOURCE Adolor Corporation

CONTACT: Lizanne Wentz, Corporate Communications of Adolor Corporation,

+1-484-595-1500; or Mike Beyer of Sam Brown, Inc. (media), +1-312-961-2502; or

Lilian Stern of Stern Investor Relations (investors), +1-212-362-1200, both for Adolor

Web site: http://www.adolor.com